SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 17, 2001
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On October 17, 2001, a news release was issued on the subject of third quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

               Hughes Reports Third Quarter 2001 Financial Results

                          HUGHES Revenue Grows by 25%;

            Strong DIRECTV U.S. Subscriber Growth Beats Expectations

      El Segundo, Calif., October 17, 2001 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported third quarter 2001 revenues increased 24.6% to $2,103.3 million, compared with $1,688.5 million in the third quarter of 2000. EBITDA1 for the quarter was $76.5 million. Excluding a one-time charge primarily related to severance of $65.3 million, EBITDA for the quarter was $141.8 million and EBITDA margin1 was 6.7%. In the third quarter of 2000, EBITDA was $107.9 million and EBITDA margin was 6.4%.

      "The third quarter was very important for HUGHES because we made key structural and management changes across the businesses. As a result, we are now positioned to generate substantially improved operating results," said Jack A. Shaw, HUGHES' chief executive officer. "I'm particularly pleased with our third quarter financial results because, despite a slowing economy, we grew our revenues by about 25%, exceeded DIRECTV U.S. subscriber growth expectations by adding 425,000 net new subscribers, and met or exceeded our third quarter operational targets in each of our businesses."

      Shaw continued, "Our revenue growth was again driven by strong demand for DIRECTV(R) services, as well as new satellite transponder sales at PanAmSat and increased sales in all of Hughes Network Systems' product lines."

      Shaw also noted that the $65 million severance charge was related to a 10% company-wide workforce reduction in the U.S. that is expected to result in savings of over $110 million annually. Excluding this one-time charge, HUGHES' EBITDA increased 31%, primarily due to continued operational improvements in DIRECTV Latin America, the new satellite transponder sales at PanAmSat and lower corporate expenses. These improvements were partially offset by losses from the new DIRECTV DSL(TM) service (formerly known as Telocity) and increased investment in Hughes Network Systems' (HNS) DIRECWAY(TM) broadband business.

      HUGHES had a third quarter 2001 net loss of $227.2 million compared to a net loss of $93.8 million in the same period of 2000. The increased loss was primarily due to a pre-tax non-cash charge of $212 million resulting from the revaluation of HUGHES' SkyPerfecTV! investment, increased depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat, and the lower EBITDA. These declines were partially offset by a pre-tax gain of about $108 million that resulted from the sale of 4.1 million shares of Thomson Multimedia common stock, and a favorable adjustment to the expected costs associated with the shutdown of the DIRECTV Japan business.

      Subsequent to the end of the third quarter, HUGHES reached a settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense. Under the terms of the agreement, HUGHES will reimburse Raytheon $635.5 million of the original $9.5 billion purchase price. Of the total payment to Raytheon, $500 million was paid on October 16, 2001 and the remaining balance will be paid within six months. There is no impact to HUGHES' earnings from this settlement.

                           NINE-MONTH FINANCIAL REVIEW

      For the first nine months of 2001, revenues increased 14.4% to $5,981.4 million, compared to $5,228.6 million for the same period in 2000. This increase was primarily due to continued subscriber growth at DIRECTV in the United States and Latin America, partially offset by fewer sales and sales-type leases at PanAmSat.

      EBITDA through September 2001 was $271.7 million and EBITDA margin was 4.5%, compared to EBITDA of $440.2 million and EBITDA margin of 8.4% in the same period of 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the higher outright sales of satellite transponders at PanAmSat in the first nine months of 2000, as well as the 2001 one-time severance charges, increased investment in DIRECWAY and the losses from the new DIRECTV DSL service. These items were partially offset by improved DIRECTV operating performance due to the larger subscriber bases in the United States and Latin America and lower corporate expenses.

      For the first nine months of 2001, net losses totaled $489.0 million compared to net losses of $244.8 million in 2000. The change was primarily due to an increase in depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat, as well as the lower EBITDA. These declines were partially offset by reduced losses related to HUGHES' Direct-To-Home television ventures in Japan, as well as the gain from the sale of Thomson Multimedia common stock and improved net interest expense.

                  SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2001

                            Direct-To-Home Broadcast

      Third quarter 2001 revenues for the segment increased 21.8% to $1,572.6 million from $1,291.5 million in the third quarter of 2000. The segment had negative EBITDA of $74.2 million compared with negative EBITDA of $17.7 million in the third quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,363 million, an increase of 18% from last year's third quarter revenues of $1,154 million. The increase was primarily due to continued subscriber growth.

      DIRECTV substantially exceeded expectations by adding a record 953,000 gross subscribers and, after accounting for churn, 425,000 net subscribers in the quarter. In addition, DIRECTV made a one-time downward adjustment of approximately 143,000 subscribers. This adjustment corrected errors that accumulated over the past 18 months related to subscribers who discontinued service prior to June 30, 2001 but were counted as active subscribers in DIRECTV's database. As a result, DIRECTV had 10.3 million subscribers as of September 30, 2001, representing a 14% increase over the 9.0 million customers attained as of September 30, 2000.

      Excluding a $48 million one-time charge primarily related to severance, EBITDA for the third quarter of 2001 was $20 million, compared to EBITDA of $36 million in last year's third quarter. EBITDA declined due to increased marketing expenses related to DIRECTV's record number of gross subscriber additions in the quarter, which more than offset the additional gross profit gained from DIRECTV's larger subscriber base.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. No comparative financial data for DIRECTV DSL is provided for the third quarter 2000.

      The DIRECTV DSL service had third quarter 2001 revenues of $9 million and negative EBITDA of $33 million. Approximately 5,000 net customers were added to the DIRECTV DSL service in the quarter. Subscriber additions in the quarter were negatively impacted by the bankruptcy of Rhythms NetConnections, formerly a wholesale provider of broadband services. As of September 30, 2001, DIRECTV DSL had about 73,000 residential broadband customers in the United States compared to about 23,000 customers as of September 30, 2000.

      Latin America: DIRECTV Latin America generated $201 million in revenues for the quarter compared with $136 million in the third quarter of 2000. This 48% increase was primarily due to continued subscriber growth as well as the consolidation of the Argentinean and Colombian local operating companies in the first half of 2001.

      The DIRECTV service in Latin America added 66,000 net subscribers in the third quarter of 2001. The total number of DIRECTV subscribers in Latin America as of September 30, 2001 was approximately 1,497,000 compared to about 1,136,000 as of September 30, 2000, representing an increase of approximately 32%.

      Excluding a $10 million one-time severance charge, DIRECTV Latin America had negative EBITDA of $7 million in the quarter, compared to negative EBITDA of $50 million in the same period of 2000. The change was primarily due to the increased gross profit generated from the larger subscriber base, the consolidation of the Argentinean and Colombian local operating companies, and reduced marketing and administrative costs.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated third quarter 2001 revenues of $252.9 million compared with $199.3 million in the prior year's period. The increase was principally driven by a $46 million sales-type lease of long-term capacity on the company's new PAS-10 Indian Ocean region satellite.

      Excluding a $7 million one-time severance charge, EBITDA for the quarter was $173 million and EBITDA margin was 68.5%, compared with third quarter 2000 EBITDA of $135.5 million and EBITDA margin of 68.0%. The increase in EBITDA was principally due to the sales-type lease in the quarter.

      As of September 30, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.85 billion compared to approximately $5.8 billion at the end of the third quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated third quarter 2001 revenues of $339.7 million versus $284.0 million in the third quarter of 2000. The 19.6% increase was driven by increased sales of phones and systems for mobile satellite programs, higher sales of enterprise networks and growth in the DIRECWAY subscriber base. HNS added approximately 13,000 net DIRECWAY broadband customers in the quarter, bringing the cumulative total to approximately 87,000 subscribers in the United States. Additionally, HNS shipped 500,000 DIRECTV receiver systems in the third quarter of 2001 compared to 470,000 units in the same period last year.

      In the quarter, HNS reported better than expected EBITDA of negative $22.6 million compared to EBITDA of $16.8 million in the third quarter of 2000. The decline in EBITDA is primarily attributable to increased investment in the DIRECWAY broadband business and a one-time gain in the third quarter of 2000 that resulted from successful negotiations with certain narrowband wireless customers for receivables previously written-off.

                                  BALANCE SHEET

      From December 31, 2000 to September 30, 2001, the company's consolidated cash balance decreased $809.6 million to $698.5 million and total debt increased $496.7 million to $1,813.3 million. The major uses of cash were for satellite and capital expenditures, as well as for the purchase of Telocity. The $635.5 million settlement with Raytheon was treated as an increase in accrued liabilities and a reduction in stockholder's equity in the quarter. The impact of the $500 million payment made on October 16, 2001 will be reflected in HUGHES' fourth quarter cash balance.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' third quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES website.

                            Hughes Financial Guidance

                          Prior Full Year 2001    Revised Full Year 2001
                          --------------------    ----------------------
HUGHES
   Revenues                      ~$8.3B                   No Change
   EBITDA                      $450-500M*                No Change*
   Cash Requirements           $2.5 - 3.0B                 ~$2.5B
DIRECTV U.S.
   Revenue                     $5.5 - 5.6B                No Change
   EBITDA                      $250-300M*               $200 - 250M*
   Net Subscriber Adds            ~1.1M                 1.2 - 1.3M**
DIRECTV DSL
   EBITDA                   $(100)M - (120)M              No Change
   Net Subscriber Adds            ~75K                    40 - 50K
DIRECTV Latin America
   Revenue                        ~725M                   No Change
   EBITDA                       ~$(100)M*                No Change*
   Net Subscriber Adds            ~300K                   No Change
PanAmSat
   Revenue                     $825 - 835M               $860 - 870M
   New Outright
      Sales and Sales-
      Type Leases                 None                     $45.5M
   EBITDA Margin          Mid to high 60% range           No Change
Hughes Network Systems
   Revenue                       ~$1.3B                   No Change
   EBITDA                   $(100)M - $(150)M         $(100)M - $(115)M
     Spaceway
       (Included in
        HNS totals)          $(25)M - (35)M               No Change
     DIRECWAY Net Sub Adds        ~150K                   50 - 65K
     DIRECWAY EBITDA
       (Included in
        HNS totals)         $(150)M - (180)M          $(125)M - (155)M

* EBITDA guidance excludes the impact of the third quarter 2001 severance charges of $48M at DIRECTV US; $10M at DIRECTV Latin America; $7M at PanAmSat; and $65M total at HUGHES.
**   Excludes impact of 143K database adjustment in Q3 2001

     NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                      # # #

 CONSOLIDATED BALANCE SHEETS
 (Dollars in Millions)                              September 30,
                                                       2001         December 31,
 ASSETS                                             (Unaudited)        2000
 -------------------------------------------------------------------------------
 Current Assets
 Cash and cash equivalents                               $698.5       $1,508.1
 Accounts and notes receivable                          1,275.5        1,253.0
 Contracts in process                                     156.3          186.0
 Inventories                                              374.8          338.0
 Deferred income taxes                                    103.1           89.9
 Prepaid expenses and other                             1,054.5          778.7
 -------------------------------------------------------------------------------

 Total Current Assets                                   3,662.7        4,153.7
 Satellites, net                                        4,617.6        4,230.0
 Property, net                                          2,097.4        1,707.8
 Net Investment in Sales-type Leases                      233.5          221.1
 Intangible Assets, net                                 7,288.5        7,151.3
 Investments and Other Assets                           1,225.4        1,815.4
 -------------------------------------------------------------------------------

 Total Assets                                         $19,125.1      $19,279.3
 ===============================================================================

 LIABILITIES AND STOCKHOLDER'S EQUITY
 -------------------------------------------------------------------------------
 Current Liabilities
 Accounts payable                                      $1,407.9       $1,224.2
 Deferred revenues                                        181.7          137.6
 Short-term borrowings and current portion of
    long-term debt                                        838.3           24.6
 Accrued liabilities and other                          1,909.3        1,304.5
 -------------------------------------------------------------------------------

 Total Current Liabilities                              4,337.2        2,690.9
 Long-Term Debt                                           975.0        1,292.0
 Other Liabilities and Deferred Credits                 1,547.9        1,647.3
 Deferred Income Taxes                                    619.6          769.3
 Commitments and Contingencies
 Minority Interests                                       527.2          553.7
 Stockholder's Equity                                  11,118.2       12,326.1
 -------------------------------------------------------------------------------

 Total Liabilities and Stockholder's Equity           $19,125.1      $19,279.3
 ===============================================================================

 Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                                Nine Months
                                                      Third Quarter       Ended September 30,
                                                      ------------------  -------------------
                                                        2001     2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services          $1,830.9 $1,485.5   $5,267.7  $4,523.3
Product sales                                            272.4    203.0      713.7     705.3
---------------------------------------------------------------------------------------------
Total Revenues                                         2,103.3  1,688.5    5,981.4   5,228.6
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                    830.1    681.4    2,355.4   2,035.9
Cost of products sold                                    246.7    146.2      590.4     580.6
Selling, general and administrative expenses             950.0    753.0    2,763.9   2,171.9
Depreciation and amortization                            280.2    238.3      850.9     673.1
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                     2,307.0  1,818.9    6,560.6   5,461.5
---------------------------------------------------------------------------------------------

Operating Loss                                          (203.7)  (130.4)    (579.2)   (232.9)

Interest income                                            9.4      7.1       52.2      15.3
Interest expense                                         (40.6)   (66.5)    (134.0)   (169.2)
Other, net                                               (86.3)   (11.9)     (90.0)   (294.4)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations Before
      Income Taxes, Minority Interests
      and Cumulative Effect of Accounting Chan          (321.2)  (201.7)    (751.0)   (681.2)

Income tax benefit                                        93.1     77.8      217.8     354.4
Minority interests in net losses of subsidiaries           0.9     19.6       51.6      31.7
---------------------------------------------------------------------------------------------
Loss from continuing operations
      before cumulative effect of
      accounting change                                 (227.2)  (104.3)    (481.6)   (295.1)
Income from discontinued operations, net of taxes            -     10.5          -      50.3
---------------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change      (227.2)   (93.8)    (481.6)   (244.8)
Cumulative effect of accounting change, net of taxes         -        -       (7.4)        -
---------------------------------------------------------------------------------------------

Net Loss                                                (227.2)   (93.8)    (489.0)   (244.8)

Adjustment to exclude the effect of
      GM purchase accounting                               0.9      5.3        2.5      15.9
---------------------------------------------------------------------------------------------

Loss Excluding the Effect of GM
      Purchase Accounting Adjustment                    (226.3)   (88.5)    (486.5)   (228.9)

Preferred stock dividends                                (24.1)   (24.1)     (72.3)    (72.9)
---------------------------------------------------------------------------------------------

Loss Used for Computation of
      Available Separate Consolidated
      Net Income (Loss)                                $(250.4) $(112.6)   $(558.8)  $(301.8)
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding
      (in millions) (Numerator)                          876.8    873.9      876.0     616.7
Average Class H dividend base
      (in millions) (Denominator)                      1,300.5  1,297.8    1,299.7   1,296.5
Available Separate Consolidated Net Income (Loss)      $(168.8)  $(75.8)   $(376.6)  $(143.6)
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                      Nine Months
                                       Third Quarter         Ended September 30,
                                    --------------------     -------------------
                                      2001        2000         2001       2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                     $ 1,572.6   $ 1,291.5   $ 4,590.2  $ 3,717.5
EBITDA (1)                         $   (74.2)  $   (17.7)  $   (69.5) $   (40.9)
Operating Loss                     $  (245.4)  $  (150.1)  $  (573.8) $  (410.9)
Depreciation and Amortization      $   171.2   $   132.4   $   504.3  $   370.0
Capital Expenditures               $   168.6   $   262.0   $   522.5  $   649.1

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                     $   252.9   $   199.3   $   666.4  $   820.7
EBITDA (1)                         $   166.2   $   135.5   $   440.7  $   557.9
EBITDA Margin (1)                      65.7%       68.0%       66.1%      68.0%
Operating Profit                   $    62.1   $    52.0   $   136.0  $   319.1
Operating Profit Margin                24.6%       26.1%       20.4%      38.9%
Depreciation and Amortization      $   104.1   $    83.5   $   304.7  $   238.8
Capital Expenditures               $    80.3   $   109.4   $   241.7  $   317.6

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                     $   339.7   $   284.0   $   890.1  $ 1,020.3
EBITDA (1)                         $   (22.6)  $    16.8   $   (97.7) $    34.4
Operating Profit (Loss)            $   (35.1)  $     1.6   $  (144.2) $   (15.4)
Depreciation and Amortization      $    12.5   $    15.2   $    46.5  $    49.8
Capital Expenditures               $   121.9   $    79.2   $   467.2  $   241.0

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                     $   (61.9)  $   (86.3)  $  (165.3) $  (329.9)
EBITDA (1)                         $     7.1   $   (26.7)  $    (1.8) $  (111.2)
Operating Profit (Loss)            $    14.7   $   (33.9)  $     2.8  $  (125.7)
Depreciation and Amortization      $    (7.6)  $     7.2   $    (4.6) $    14.5
Capital Expenditures               $    (4.8)  $   (24.6)  $    (4.0) $    (2.3)

--------------------------------------------------------------------------------
TOTAL
Total Revenues                     $ 2,103.3   $ 1,688.5   $ 5,981.4  $ 5,228.6
EBITDA (1)                         $    76.5   $   107.9   $   271.7  $   440.2
EBITDA Margin (1)                       3.6%        6.4%        4.5%       8.4%
Operating Loss                     $  (203.7)  $  (130.4)  $  (579.2) $  (232.9)
Depreciation and Amortization      $   280.2   $   238.3   $   850.9  $   673.1
Capital Expenditures               $   366.0   $   426.0   $ 1,227.4  $ 1,205.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date October 17, 2001                  /s/Michael J. Gaines
     ----------------                  -----------------------------------
                                       (Michael J. Gaines,
                                        Chief Financial Officer)